Exhibit 99.1

CVR PARTNERS EXECUTIVE VICE PRESIDENT KEVAN VICK RETIRES

SUGAR LAND, Texas (Feb. 1, 2012) – CVR Partners, LP (NYSE: UAN), a master limited partnership and manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, announced today that Kevan A. Vick, executive vice president and fertilizer general manager for the general partner of CVR Partners, LP and CVR Energy, has elected to retire after more than 35 years in the fertilizer industry.

Vick will continue to serve as an executive consultant to the company for up to two years. His day-to-day responsibilities will be assigned to other members of the company’s recently expanded executive team.

“Kevan Vick is one of the most highly respected executives in the nitrogen fertilizer business, known for both his technical expertise and his in-depth knowledge of the commercial marketplace,” said CVR Partners Chief Executive Officer Byron Kelley. “We wish him well in his retirement, and we are pleased we will continue to have access to his industry insights through his new role as a consultant to the company.”

Prior to the initial public offering of CVR Energy in 2007, Vick was named senior vice president of Coffeyville Resources Nitrogen Fertilizers, LLC, upon its founding in 2004. Before joining Coffeyville Resources, he was general manager of nitrogen manufacturing for Farmland Industries, the previous owner of our nitrogen fertilizer business. He also had served on the board of directors of Farmland MissChem Limited in Trinidad and SF Phosphates.

Vick holds a bachelor’s degree in chemical engineering from the University of Kansas and is a licensed professional engineer in Kansas, Oklahoma and Iowa.

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About CVR Partners, LP

Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:	Media Relations:
Wes Harris	Angie Dasbach
281-207-3490	913-982-0482
InvestorRelations@CVRPartners.com	MediaRelations@CVRPartners.com